Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence Doller SVP and Director of Corporate Communications 607.337.6118 / fdoller@nbtbank.com

NBT BANCORP INC. SUBSIDIARY ACQUIRES RETIREMENT PLAN SERVICES, LLC

NORWICH, NY (April 5, 2018) – NBT Bancorp Inc. (NBT) subsidiary EPIC Advisors, Inc. (EPIC), a full-service 401(k) recordkeeping firm, has acquired Retirement Plan Services, LLC (RPS), a retirement plan services company located near St. Louis, Missouri, that provides full-service recordkeeping, administration and plan design solutions to employers nationwide.

“We’re pleased to have this opportunity to continue the growth of our well-established retirement services business with the acquisition of RPS by EPIC,” said NBT President and CEO John H. Watt, Jr. “We now have retirement plan clients in all 50 states and we serve over 220,000 plan participants through our retirement plan services entities. EPIC and RPS together will enable us to build on our mission of helping America retire.”

NBT acquired EPIC in 2005 and has grown its retirement plan services business organically, and in recent years, through acquisitions, including Downeast Pension Services, Inc. in New Gloucester, Maine in 2017, Actuarial Designs & Solutions, Inc. of Scarborough, Maine in 2016, and Third Party Administrators, Inc. of Bedford, New Hampshire in 2015.

About NBT Bancorp Inc.
NBT is a financial holding company headquartered in Norwich, NY, with total assets of $9.1 billion at December 31, 2017. The Company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies, EPIC Advisors, Inc. and NBT Insurance Agency, LLC. More information about NBT is available online at  www.nbtbancorp.com.

About EPIC Advisors, Inc.
EPIC is a full-service 401(k) plan recordkeeping firm based in Rochester, NY. Founded in 1993, EPIC is a national provider of customized, open-architecture retirement plan recordkeeping, marketing and service solutions for banks, trust companies, third party administrators, investment advisors and other financial intermediaries who serve the retirement plan market. More information about EPIC is available online at www.epic1st.com.

About Retirement Plan Services, LLC
RPS is headquartered in Brentwood, Missouri and provides recordkeeping, administration and plan design solutions. More information about RPS is available online at www.rpsbenefits.com.